EXHIBIT 99.1

GEOGLOBAL ANNOUNCES RESTATEMENT OF
SEPTEMBER 2006 INTERIM FINANCIAL STATEMENTS

Calgary, Alberta, Canada, April 4, 2007 - GeoGlobal Resources Inc. (the "Company" or "GeoGlobal") announced today our Board of Directors, based on the advice of our Audit Committee and outside consultants with the concurrence of our independent registered public accountant, concluded that the financial statements in our Quarterly Report on Form 10-QSB for the quarter ended September 30, 2006 contained an error and should no longer be relied upon. The error occurred in connection with our compliance with FAS 123R and the calculation of our stock based compensation for the three and nine months ended September 30, 2006 that appeared in our Quarterly Report on Form 10-QSB for the quarter ended September 30, 2006.

The error resulted in a reclassification and an overstatement of stock-based compensation of $1,028,925 for both the three and nine months ended September 30, 2006 as well as an overstatement of net loss and comprehensive loss for both the three and nine months ended September 30, 2006 of $654,075.

The error affects the consolidated balance sheets, the consolidated statements of operations, the consolidated statements of cash flows and notes 4a and 5b(i) to the notes to the financial statements contained in that Report. We have also reclassified the stock based compensation expense to the line item in which the employees’ salary and consultants' fees are recorded. The restatement has no effect on our Current Assets or Current Liabilities. An amendment to the Quarterly Report on Form 10-QSB for the quarter ended September 30, 2006 will be filed as soon as practicable by the filing of a Form 10-QSB/A.

GeoGlobal Resources Inc., headquartered in Calgary, Alberta, Canada, is a US publicly traded oil and gas company, which through its subsidiaries, is engaged primarily in the pursuit of petroleum and natural gas through exploration and development in India. Since inception, the Company’s efforts have been devoted to the pursuit of Production Sharing Contracts with the Government of India. Currently, the Company is focused on the development of high potential exploration targets in the Krishna Godavari, Cambay, Rajasthan and the Deccan Syneclise basin areas.

Forward Looking Statements
Some statements in this press release may contain forward looking information. These statements may address future events and conditions and, as such, could involve inherent risks and uncertainties. Our actual results of oil and gas exploration and development activities could be significantly different from any results anticipated. Our exploration and development activities involve highly speculative exploration opportunities that involve material risks. Additional important risk factors are described in the Company's periodic filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-KSB and quarterly reports on Form 10-QSB. The filings may be viewed at http://www.sec.gov. and www.sedar.com. http://www.sec.gov. and www.sedar.com.

For further information contact:
Allan J. Kent, Executive VP and CFO
Carla Boland, Investor Relations and Corporate Affairs
Phone: +1 403 777-9253 email: info@geoglobal.com
Fax: +1 403 777-9199 website: www.geoglobal.com